Exhibit 10.1
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT (“Settlement Agreement”) is made as of this 3rd day of October, 2005 (the “Effective Date”), by and between MKS Instruments, Inc., a Massachusetts corporation with its principal place of business in Wilmington, Massachusetts and Applied Science and Technology, Inc., a Delaware corporation with its principal place of business in Wilmington, Massachusetts, on the one hand, and Advanced Energy Industries, Inc., a Delaware corporation with its principal place of business in Fort Collins, Colorado, on the other hand.
     WHEREAS, MKS is the owner of U.S. Patent No. 6,150,628, U.S. Patent No. 6,388,226, U.S. Patent No. 6,486,431, U.S. Patent No. 6,552,296, and U.S. Patent No. 6,559,408 (collectively the “Patents-in-Suit”);
     WHEREAS, on July 23, 2004, a jury in the United States District Court for the District of Delaware (the “Court”) returned a verdict in MKS Instruments, Inc. and Applied Science and Technology, Inc. v. Advanced Energy Industries, Inc., Civil Action No. 03-469 (JJF), that Advanced Energy Industries, Inc.’s Xstream brand products, and the methods embodied therein, infringe claims of the ‘628 patent, the ‘226 patent and the ‘296 patent; and
     WHEREAS, the parties desire to resolve all aspects of the present dispute without the further time and expense of litigation or other legal action;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MKS and Advanced Energy agree as follows:
1. DEFINITIONS
     1.1 “Advanced Energy” shall mean Advanced Energy Industries, Inc. and its wholly owned subsidiaries.
     1.2 “Claims” shall mean:
(a) any and all claims, counterclaims, third-party claims, contribution claims, indemnity claims, demands, actions, causes of action, and all other claims of every kind and nature in law, equity, arbitration, or other forum, whether arising under state, federal, international or other law, which were asserted in or which arise from the same transactions or occurrences as those claims which were asserted in the Patent Litigations (as defined in Section 1.8); and
(b) any and all other claims directed to any Toroidal Plasma Generator Product made, used, sold, offered for sale, had made or imported by either MKS or Advanced Energy anywhere in the world, including any claim of infringement of U.S. Patent No. 6,046,546, whether such claims described in subparagraphs (a) and (b) of this Section were absolute or contingent, direct or indirect, known or unknown. The term “Claims” shall include only claims existing as of the Effective Date of this Settlement Agreement.
     1.3 “Foreign Toroidal Plasma Generator Patents” shall mean any and all foreign counterparts to any of the U.S. Toroidal Plasma Generator Patents (as defined in Section 1.12 that contain a claim that is coextensive with a claim of the U.S. Toroidal Plasma Generator Patents, whether a presently existing patent, or later issued from a patent application that is presently pending.
     1.4 “License Period” shall mean the period from the Effective Date of this Settlement Agreement to the first anniversary of the Effective Date .
     1.5 “Licensed Products” shall mean the only following Rapid products, referred to here by name and model number, and any Rapid products that merely represent insubstantial changes from the following Rapid products:

Rapid-F	(AE part nos. 3151801-001, -002, -003, -004)

Rapid-FE/“Evolution”	(AE part nos. 3151805-001, -002, -003, -004)

Rapid-O	(AE part nos. 3151802-001, -002)

Rapid-OE	(AE part nos. 3151802-003, -004)
     1.6 “MKS” shall mean MKS Instruments, Inc. and its wholly owned subsidiaries (including, without limitation, Applied Science and Technology, Inc.)
     1.7 “Net Sales” shall mean Advanced Energy’s invoice amount for each Licensed Product provided (i.e., sold, leased, rented or otherwise transferred) to another Person less the sum of the following:
     1.7.1 sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
     1.7.2 outbound transportation prepaid or allowed; and
     1.7.3 returns, rebates, credits and discounts actually granted as a result of the Advanced Energy’ customers purchasing Licensed Products, but only to the extent the amounts or percentages are customary in the trade.
     1.8 The “Patent Litigations” shall mean:
(a)	MKS Instruments, Inc. and Applied Science and Technology, Inc. v. Advanced Energy Industries. Inc., Civil Action No. 03-469 (JJF) (D. Del.);

(b)	Advanced Energy Industries, Inc. v. MKS Instruments, Inc., Civil Action No. 04-014 (JJF) (D. Del.);

(c)	Advanced Energy Industries, Inc. v. MKS Instruments, Inc., Civil Action No. 04-848-JJF (D. Del.);

(d)	MKS Instruments, Inc. and Applied Science and Technology, Inc. v. Advanced Energy Industries, Inc., Civil Action No. 00-1004 (JJF) (D. Del.);

(e)	Applied Science and Technology v. Advanced Energy Industries GmbH, Docket No. 7 O 385/04 (District Court of Manheim, Germany); and

(f)	Advanced Energy Industries GmbH v. Applied Science and Technology, Federal Patent Court, Germany, filed October 21, 2004 (the “nullity action”).
     1.9 “Person” shall mean an individual, corporation, partnership, association, trust, enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     1.10 “Subject Patents” shall mean the U.S. Toroidal Plasma Generator Patents (as defined in Section 1.12) and the Foreign Toroidal Plasma Generator Patents (as defined in Section 1.3).
     1.11 “Toroidal Plasma Generator Product” shall mean any product that generates a toroidal plasma in a plasma body (which may or may not be a toroidal plasma body) using an AC power supply (which may or may not be an AC switching power supply and may or may not use an impedance matching network) and that has a transformer for inducing an electric field within the plasma body, the toroidal plasma completing a secondary circuit of the transformer. Toroidal Plasma Generator Products shall include, without limitation, Advanced Energy’s Rapid FE, Rapid OE and Xstream products, MKS Instruments’ Astron and Revolution products, and any derivatives, modifications, enhancements, changes or improvements from or to any of Advanced Energy’s Rapid and Xstream products and MKS Instruments’ Astron and Revolution products.
     1.12 “U.S. Toroidal Plasma Generator Patents” shall mean U. S. Patent No. 6,150,628 (the ‘628 patent), U.S. Patent No. 6,388,226 (the ‘226 patent), U.S. Patent No. 6,486,431 (the ‘431 patent), U.S. Patent No. 6,552,296 (the ‘296 patent), and U.S. Patent No. 6,559,408 (the ‘408 patent), and any continuations, continuations-in-part, divisionals, reexaminations, reissues, and extensions thereof, whether presently existing patents, or later issued from patent applications that are presently pending.
2.0 PAYMENT
     Within one business day of the Effective Date, Advanced Energy shall pay to MKS an amount in cash, by wire transfer of immediately available funds, equal to Three Million Dollars (U.S.) ($ 3,000,000).

3.0 RESTRICTED ACTIVITIES
     3.1 Advanced Energy agrees that it shall not make, use, sell, rent, lease, offer to sell, have made and/or import any Toroidal Plasma Generator Product in the United States for the entire time period extending from the Effective Date until the date that the last of the U.S. Toroidal Plasma Generator Patents expires, or, in the case of a pending patent application, is abandoned.
     3.2 Advanced Energy agrees that it shall not make, use, sell, rent, lease, offer to sell, have made and/or import any Toroidal Plasma Generator Product into any country in which a Foreign Toroidal Plasma Generator Patent exists for the entire time period from the Effective Date until the date that the last of the Foreign Toroidal Plasma Generator Patents in that country expires.
     3.3 Advanced Energy shall withdraw all Toroidal Plasma Generator Products from the market in any and all countries in which at least one Subject Patent is effective. Advanced Energy shall not reintroduce any Toroidal Plasma Generator Product into the market of any such country until all of the Subject Patents are effective in that country have expired Advanced Energy shall be permitted to honor its warranty obligations with respect to Toroidal Plasma Generator Products sold prior to the Effective Date of this Agreement during the applicable warranty periods, which shall in any event not exceed a period of 15 months from the Effective Date of this Agreement.
     3.4 The License Agreement between MKS and Advanced Energy dated August 26, 2002 (the “2002 License Agreement”) is hereby terminated as of the Effective Date, except that Sections 5.2, 6, 7, 8, 9,10.3-10.6 and 11 of the 2002 License Agreement shall survive the termination.
     3.5 Notwithstanding the provisions of this Section 3, MKS hereby grants to Advanced Energy, for the duration of the License Period, a non-transferable, non-exclusive, royalty-bearing, license under the Subject Patents, to make, have made, use, sell, rent, lease, offer to sell, and to import Licensed Products solely to Applied Materials, Inc. (“AMAT”).
     3.6 The license granted pursuant to this Settlement Agreement does not (a) include the right to grant sublicenses; (b) extend to any Person other than to AMAT, (c) include the right to make, use, sell, offer for sale, rent, lease and import any Licensed Product for the purpose of being installed, used or operated on or in combination with any MKS product, and (d) extend to any product designed by another Person or designed by Advanced Energy for another Person and manufactured, sold, leased, licensed or otherwise transferred from Advanced Energy to that Person for sale under a mark not owned by Advanced Energy. The foregoing is not intended to exclude Advanced Energy’s sale of Toroidal Plasma Generator Products acquired from another Person so long as such products are Licensed Products that have been designed, developed and manufactured by or for Advanced Energy and sold by Advanced Energy to AMAT under a trademark owned by Advanced Energy. The license granted under Sections 3.5 and 3.6 of this Settlement Agreement shall terminate at the end of the License Period.

     3.7 Advanced Energy shall cause all Licensed Products made, used or sold in the United States to be marked in legible print with a legend that includes the United States patent numbers of the Subject Patent(s) on each Licensed Product. Advanced Energy may also mark, at its discretion, catalogs and price pages. To the extent that the inclusion of such marking is impractical for any Licensed Product, Advanced Energy shall mark in a manner acceptable to MKS. The legend shall take the following form: “Licensed under U.S. Patent No(s). [list applicable patents]”. To demonstrate compliance with its marking obligations, Advanced Energy shall provide MKS with sample data plates, packaging materials and pages of applicable product manuals for each Licensed Product either in advance of selling such Licensed Product or within sixty (60) days of the Effective Date of this Settlement Agreement, whichever comes later.
     3.8 In consideration of the license granted herein from MKS to Advanced Energy, Advanced Energy shall pay MKS royalties on Licensed Products in the amounts and manner hereinafter provided to the end of the License Period: royalties in an amount equal to fifteen (15%) of Net Sales of each Licensed Product provided to AMAT on or after the Effective Date.
     3.9 On the dates specified in Section 3.11 below for the submission of royalty reports and royalty report summaries by Advanced Energy, Advanced Energy shall, irrespective of its own business and accounting methods, pay to MKS the royalties payable for such quarterly period as shown on the royalty report. Each royalty report shall be sent to an independent accounting firm selected and hired by MKS (currently PriceWaterhouseCoopers LLP) together with a photocopy of the payment. Each such royalty report shall be maintained confidential and not disclosed to MKS. However, at the request of legal counsel for MKS, the independent firm shall provide (on an attorneys’ eyes only basis) the quantity of Licensed Products sold for each royalty rate listed in the royalty report. The payment In United States dollars for the royalties due, shall be sent to MKS at the address specified in Section 5.11, or at such other address as MKS shall, from time-to-time, specify to Advanced Energy by written notice. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate published in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate.
     3.10 In no event shall Advanced Energy be entitled to a refund or credit for any royalties previously due or already paid to MKS.
     3.11 Advanced Energy shall deliver to the independent firm specified in Section 3.9 true and accurate quarterly royalty reports, giving such particulars of the business conducted by Advanced Energy under this Settlement Agreement as shall be pertinent to royalty accounting hereunder, within thirty (30) days after March 31, June 30, September 30 and December 31, of each year, regardless of whether any royalties are then due and owing to MKS by Advanced Energy. Advanced Energy shall submit a quarterly royalty report in the manner provided herein corresponding to each of the first six quarters ending after the Effective Date. The royalty reports shall contain all particulars that may be necessary for the purpose of determining the amounts payable to MKS hereunder. In addition, these reports shall include at least the following:

     3.11.1 name, model number, order (or invoice) number, and quantity provided;
     3.11.2 accounting for Net Sales, including Advanced Energy’s invoice amount and the applicable deductions; and
     3.11.3 royalty rates and royalties due under Section 3.8.
     3.12 Notwithstanding any other provision in this Settlement Agreement, Advanced Energy shall furnish whatever additional information the independent firm specified in Section 3.9 may reasonably request from time-to-time to ascertain the amount of royalties due to MKS hereunder.
     3.13 The amounts due under Section 3.8 shall, if overdue, bear interest until payment at a per-annum rate Two Percentage points (2%) above the prime rate as published in the Wall Street Journal on the due date, provided, however, that if the amount of such late payment charge exceeds the maximum permitted by law for any such charge., such charge shall be reduced to such maximum amount. The payment of such interest shall not foreclose MKS from exercising any other rights it may have as a consequence of the lateness of any payment.
     3.14 In the event the exchange rate specified in Section 3.9 shall be discontinued, or the prime rate specified in Section 3.13 becomes unavailable for any reason, the exchange or prime rate issued by the largest bank in New York City in terms of assets, issuing an exchange or prime rate, shall be used.
     3.15 Advanced Energy shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of determining the amounts payable to MKS hereunder. Said books of account (and all other records and accounts as may, under recognized accounting practices, contain information bearing upon the amount of royalty payable to MKS under this Settlement Agreement) shall be kept at Advanced Energy in its Fort Collins, Colorado facility. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of the independent firm specified in Section 3.9, solely at the discretion of MKS, for the purpose of verifying Advanced Energy’s royalty statement or compliance in other respects with this Settlement Agreement. MKS shall have the right to have such independent firm conduct such inspection at such Advanced Energy facility once per year after providing thirty (30) days written notice to Advanced Energy. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in royalty reporting to the detriment of MKS, Advanced Energy agrees to pay the full cost of such inspection.
     3.16 Prompt adjustment shall be made to the proper party to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit nor the right to receive such adjustments shall be affected by any statement to the contrary, appearing on checks or otherwise, unless such statement appears in a letter signed by the party having such right and delivered to the other party, expressly waiving such right.

     3.17 Advanced Energy shall at all times during the term of this Settlement Agreement and thereafter, indemnify, defend and hold MKS, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products or arising from any obligation of Advanced Energy hereunder.
4.0 CONSENT JUDGMENT, MUTUAL RELEASE AND COVENANT NOT TO SUE
     4.1 Within three business days of the Effective Date of this Settlement Agreement, the parties shall: (1) jointly file a letter withdrawing all pending motions and requesting the United States District Court for the District of Delaware to enter a Final Judgment in Civil Action No. 03-469 (JJF) in the form attached hereto (Exhibit 1); (2) file stipulations of dismissal in the United States District Court for the District of Delaware to dismiss with prejudice all claims and counterclaims in Civil Action 04-014 (JJF), each party to bear its own costs; and (3) dismiss all actions in Germany related to European Patent 0 992 059 Bl and German part DE 698 11 497 T2 of the European Patent 0992 059 Bl, including the infringement action and the nullity action in Germany.
     4.2 MKS, on behalf of itself and its predecessors, successors, assigns, executors, administrators, and its past, present and future officers, directors, employees, parents, subsidiaries, divisions, attorneys, representatives, shareholders, trustees, agents, and advisors, hereby releases, remises and forever discharges Advanced Energy and all of its predecessors, successors, assigns, executors, administrators, and each of their past, present and future officers, directors, employees, parents, subsidiaries, divisions, attorneys, representatives, shareholders, trustees, agents, and advisors, from and on any and all Claims.
     4.3 Advanced Energy, on behalf of itself and its predecessors, successors, assigns, executors, administrators, and its past, present and future officers, directors, employees, parents, subsidiaries, divisions, attorneys, representatives, shareholders, trustees, agents, and advisors, hereby releases, remises and forever discharges MKS and all of its predecessors, successors, assigns, executors, administrators, and each of their past, present and future officers, directors, employees, parents, subsidiaries, divisions, attorneys, representatives, shareholders, trustees, agents, and advisors, from and on any and all Claims.
     4.4 Advanced Energy, hereby represents, warrants, covenants and agrees that (a) it will refrain and forebear from instituting, commencing or prosecuting any litigation, action or other proceeding against MKS based on, or arising out of or in connection with, any Claim that is released, discharged, waived, relinquished, renounced or terminated by reason of Section 4.3 of this Settlement Agreement, and from in any way authorizing, enabling, assisting or encouraging any third party to do so; and (b) it will refrain and forebear from instituting, commencing or prosecuting any litigation, action or other proceeding against MKS based on, or arising out of or in connection with MKS Instrument’s manufacture, use, sale, offering for sale, or importation of any Toroidal Plasma Generator Product. Advanced Energy further represents, warrants, covenants and agrees that it has not assigned or granted any right to any third party with respect to any such claim and will not do so. Advanced Energy agrees that the remedy for any breach of this Section 4.4 of this Settlement Agreement shall be immediate dismissal of all such claims with prejudice and an award to MKS of all legal costs and fees associated with the proceeding, including attorney fees.
5.0 GENERAL PROVISIONS
     5.1 Assignment. This Settlement Agreement shall be binding upon and inure to the benefit of each party and its respective heirs, representatives, successors and assigns, including as the result of or in connection with any merger, consolidation, sale, or other transfer of all or substantially all of the assets or business of a party to which this Settlement Agreement relates and also including as the result of or in connection with a sale of a division or product line related to any Toroidal Plasma Generator Product. Subject to the foregoing, no party may assign its rights or delegate its obligations under this Settlement Agreement, in whole or in part, without the express written consent of the other parties. Any purported assignment or delegation in violation of this provision shall be null and void.
     5.2 Absence of Implied Terms. Nothing contained in this Settlement Agreement shall be construed as a warranty or representation as to the validity or scope of any patent.
     5.3 Reexamination and Validity. Advanced Energy shall be precluded from (a) challenging the validity or enforceability of any of the U.S. Toroidal Plasma Generator Patents, (b) engaging in any equivalent proceeding or making any equivalent claim with respect to any of the Foreign Toroidal Plasma Generator Patents, (c) requesting reexamination of any Subject Patent, and (d) assisting any other Person from engaging in any of the activities listed in this Section 5.3 (a)-(c).
     5.4 No Partnership. Nothing contained in this Settlement Agreement shall be construed as creating any relationship of agency, partnership, franchise, joint ventures, employment or similar relationship between the parties.
     5.5 No Inducement. Each Party hereto represents and warrants that no promise or other inducement to enter into this Settlement Agreement has been made to such Party that is not expressly set forth in this Settlement Agreement.
     5.6 Duly Existing. Each of the parties represents and warrants that it is duly existing, and each party hereto represents and warrants that it has the full power and authority to enter into this Settlement Agreement, and that there are no other persons or entities whose consent to this Settlement Agreement or whose joinder herein is necessary to make fully effective the provisions of this Settlement Agreement.
     5.7 Legal Representation. Each party represents that it has had the opportunity to be represented by counsel of its choice in negotiating this Settlement Agreement. This Settlement Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and instruction of each of the parties, at arms length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to either Party.

     5.8 Governing Law, Jurisdiction and Venue. This Settlement Agreement shall be governed by, interpreted and construed in accordance with the laws of Massachusetts, without reference to conflict of laws principles. Venue for any dispute arising under or resulting from this Settlement Agreement shall be in Massachusetts and each of the parties hereby irrevocably submits to the jurisdiction of the United States federal court (or, if such court does not have subject matter jurisdiction, a state court) sitting in Massachusetts in any action, suit or proceeding brought against it by the other party arising under, resulting from, or related to this Settlement Agreement.
     5.9 Waiver. No waiver of any breach of any provision of this Settlement Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.
     5.10 Modifications In Writing. This Settlement Agreement may not be modified, amended or supplemented except by written agreement executed by the duly authorized representatives of each of the parties. No waiver of any provision of this Settlement Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of the party to be bound by such waiver,
     5.11 Notices. Any notice required or permitted by this Settlement Agreement shall be in writing and shall be sent by a reliable overnight courier service, return receipt requested by prepaid registered or certified mail, return receipt requested, or by facsimile to the other party at the address below or to such other address for which such party shall give notice hereunder. Such notice shall be deemed to have been given one (1) day or five (5) days, respectively, after the date of sending by courier or by mail, or upon confirmed receipt if delivered by facsimile, except that notice of change of address shall be effective only upon receipt.
If to MKS:
Leo Berlinghieri
President and CEO
MKS Instruments, Inc.
Corporate Headquarters
90 Industrial Way,
Wilmington, Massachusetts 01887
Fax: 978-284-4999
With cc to:
Joseph A. Capraro, Jr.
Proskauer Rose LLP
One International Place
Boston, MA 02110
Fax: 1-617-526-9899

]

If to Advanced Energy:
Hans Betz
President and CEO
Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO 80525
Fax: 1-970-221-5583
With cc to:
James P. Brogan
Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
Fax: 1-720-566-4099
     5.12 Severability. If any provision of this Settlement Agreement shall be determined to be invalid, illegal or unenforceable under any controlling body of law, that provision shall be reformed, construed and enforced to the maximum extent permissible; and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     5.13 Section Headings. The section headings used in this Settlement Agreement and the attached Exhibits shall be intended for convenience only and shall not be deemed to supersede or modify any provisions.
     5.14 Entire Agreement. This Settlement Agreement sets forth the entire agreement and understanding between the parties as to the subject matter and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or in any written agreement between the parties executed subsequent to the date of execution hereof; and signed by a proper duly authorized representative of the party to be bound thereby.
     5.15 Counterparts. This Settlement Agreement may be signed in counterparts, each of which shall be deemed an original hereof, but all of which together shall constitute one and the same instrument.
     5.16 Terms of Agreement Confidential. The parties agree that the terms of this Agreement constitute confidential information. Except for the disclosure by MKS substantially in the form attached hereto (Exhibit 2), each party will not: (i) otherwise issue any press releases concerning the terms of this Agreement without the written consent of the other party; or (ii) disclose the terms of this Agreement to any Person without the prior written consent of the other party. Notwithstanding the prohibition in this paragraph, the Parties may disclose terms of this

Agreement: (i) in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (ii) as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (iii) upon request from any government entity; (iv) to the extent necessary to comply with a validly issued court order; and (v) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
IN WITNESS WHEREOF, the parties hereto have duly executed this Settlement Agreement by their respective authorized representative on the date(s) specified below.

MKS Instruments, Inc.	Applied Science and Technology, Inc.

/s/ Leo Berlinghieri	/s/ Ronald C. Weigner

By: Leo Berlinghieri	By: Ronald C. Weigner
President and CEO	Treasurer

Advanced Energy Industries, Inc.

/s/ Hans Betz

By: Hans Betz
President and CEO

EXHIBIT 1
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

)
MKS INSTRUMENTS INC. and APPLIED	)
SCIENCE AND TECHNOLOGY, INC.,	)
)
Plaintiffs,	)
)
v.	)	Civil Action No. 03-469 (JJF)
)
ADVANCED ENERGY INDUSTRIES, INC.,	)
)
Defendant.	)
)

FINAL JUDGMENT
     This action came on for trial before the Court and a jury, Honorable Joseph J. Farnan, Jr., District Judge, presiding, and the issues having been tried and the jury having rendered its verdict on July 23, 2004, and answered the Special Verdict form;
     AND, on Defendant’s withdrawal of all pending motions, including its motion for judgment as a matter of law, and its claim of inequitable conduct, and on Plaintiffs’ withdrawal of all pending motions and its request for trial on damages and willful infringement;
     NOW THEREFORE, IT IS ORDERED AND ADJUDGED that Judgment on the claim of infringement of U.S. Patent No. 6,150,628 (the ‘628 patent), U.S. Patent No. 6,388,226 (the ‘226 patent), and U.S. Patent No. 6,552,296 (the ‘296 patent) (collectively the “Patents-in-Suit”) is entered in favor of Plaintiffs, MKS Instruments, Inc. and Applied Science and Technology, Inc., and against Defendant Advanced Energy Industries, Inc.;
     AND IT IS FURTHER ORDERED that Advanced Energy Industries, Inc. its officers, directors, employees, agents, and affiliates, and all other persons who receive actual notice of this order by personal service or otherwise and who are acting in active concert or participation with Advanced Energy Industries, Inc. and its officers, directors, employees, agents, and affiliates, (all, collectively, “Advanced Energy”) are enjoined from infringing claims 1,19, and 42 of the ‘628 patent, claims 20, 21, and 24 of the ‘226 patent, and claims 1, 3,15, and 18 of the ‘296 patent, until such time as said patents expire, and more particularly (subject to whatever limited rights are given to Advanced Energy by MKS Instruments pursuant to a Settlement Agreement dated October 3, 2005) are hereby enjoined from making, using, selling, offering to sell, or importing into the United States Advanced Energy Industries, Inc.’s Rapid, Rapid FE, Rapid OE, Xstream and any other products related to or derived therefrom.

DATED AT WILMINGTON, DELAWARE, THIS              DAY OF                                         , 2005

By:

Judge Joseph J. Farnan, Jr.
United States District Judge

EXHIBIT 2
On October 3, 2005, MKS Instruments, Inc. and its subsidiary, Applied Science and Technology, Inc. (collectively, “MKS”) and Advanced Energy Industries, Inc. (“Advanced Energy”) executed a Settlement Agreement in connection with the patent infringement suit MKS had brought against Advanced Energy in federal district court in Delaware. Pursuant to the Settlement Agreement, the court issued a final judgment of infringement, and an injunction prohibiting Advanced Energy from making, using, selling, offering to sell, or importing into the United States its Rapid, Rapid FE, Rapid OE, Xstream products.